Exhibit 5.1

18 May 2018

Diageo Capital plc Edinburgh Park 5 Lochside Way Edinburgh EH12 9DT United Kingdom and Diageo plc Lakeside Drive Park Royal London NW10 7HQ United Kingdom	Your reference Our reference SRBP/AYZB Direct line +44(0)20 7090 3131

Dear Sirs,

Issue by Diageo Capital plc (the “Issuer”) of (i) U.S. $500,000,000 floating rate notes due 2020 (the “Floating Rate Notes”), (ii) U.S. $500,000,000 3.000% fixed rate notes due 2020 (the “2020 Notes”), (iii) U.S. $500,000,000 3.500% fixed rate notes due 2023 (the “2023 Notes”) and (iv) U.S. $500,000,000 3.875% fixed rate notes due 2028 (the “2028 Notes” and, together with the Floating Rate Notes, the 2020 Notes and the 2023 Notes, the “Securities”), guaranteed as to payment of principal and interest by Diageo plc (the “Guarantor”)

We have acted as English legal advisers to the Guarantor in connection with the issue of the Securities by the Issuer with a guarantee (the “Guarantee”) of the Guarantor and have taken instructions solely from the Guarantor.

This letter sets out our opinion on certain matters of the law of England as at today’s date. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made an investigation of, and do not express any opinion on, any other law. This letter is to be construed in accordance with the laws of England.

This opinion is delivered in connection with the prospectus in respect of the Securities of the Issuer and the Guarantor dated 19 April 2018 and the related prospectus supplement in respect of the Securities dated 15 May 2018 (together, the “Prospectus”).

For the purpose of this opinion, we have examined copies or drafts of the following documents:

1.	the indenture dated 3 August 1998 between Diageo Capital plc, the Guarantor and The Bank of New York Mellon (as successor in the interest to Citibank N.A. by virtue of the Agreement of Resignation, Appointment and Acceptance dated 16 October 2007) (the “Indenture”), including the form of guarantees to be given by the Guarantor (the “Guarantees”);

2.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 14 December 2000 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

3.	a copy of an extract from the minutes of a meeting of the Standing Committee of the board of directors of the Guarantor held on 11 November 2003 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

4.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 26 July 2017 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

5.	a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 6 April 2018 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

6.	a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 9 April 2018 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

7.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 19 April 2018 attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

8.	a copy of the memorandum and articles of association (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors) of the Guarantor attached to the Deputy Secretary’s Certificate referred to in paragraph 9 below;

9.	the deputy secretary’s certificate dated 18 May 2018 in respect of the Guarantor (the “Deputy Secretary’s Certificate”); and

10.	entries shown on Companies House Services (Beta) and Companies House Direct print outs obtained by us from the Companies House database at 14:41 on 17 May 2018 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

We have not been concerned with investigating or verifying the facts set out in the Prospectus.

For the purposes of this letter we have assumed:

(i)	the conformity to original documents of all copy (including electronic copy) or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Deputy Secretary’s Certificate) is complete and accurate and conforms to the original and that, in the case of any document of which we have examined or had regard to only an extract, the extract does not present a misleading view of the documents as a whole;

(ii)	that the Indenture, the Guarantees and Securities are valid and binding on the parties under the laws of the State of New York (“New York law”) by which the Indenture, the Guarantees and the Securities are expressed to be governed;

(iii)	that the Securities will be duly issued, authenticated and delivered in accordance with the provisions of the Indenture;

(iv)	the capacity, power and authority of each of the parties (other than the Guarantor) to execute, deliver and exercise its rights and perform its obligations under the Indenture, the Guarantees and the Securities;

(v)	that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under the Indenture, the Guarantees or the Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(vi)	that each Debt Security will be in the form set out in Article Two of the Indenture and will be subject to the terms and conditions of the Indenture;

(vii)	that the terms and conditions applicable to the Securities will not be inconsistent with the Prospectus;

(viii)	that (1) the information disclosed by the Company Searches and by our telephone search on 17 May 2018 at 14:52 at the Central Registry of Winding-up Petitions in relation to the Guarantor (together, the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(ix)

that (1) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Issuer under Part I of the Insolvency Act 1986, (2) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution, (3) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Guarantor, and no step has been taken to strike off or dissolve the Guarantor, (4) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (5) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(x)	that the minutes referred to in paragraphs 2 – 7 (inclusive) above are a true record of the proceedings described therein of duly convened, constituted and conducted meetings of the Guarantor’s board of directors, the Standing Committee and the Finance Committee thereof acting in accordance with their duties as directors in so far as relevant to this opinion letter and that the relevant meetings were duly held and that the authorisations given thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision, the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in the interests and for a proper purpose of the Guarantor;

(xi)	that the Indenture and the Guarantees are entered into by the Guarantor in good faith, in the interests of and for a proper purpose of the Guarantor and in furtherance of its objects under its memorandum and articles;

(xii)	that the Indenture and the Guarantees are in the best interests of and to the advantage of the Guarantor and likely to promote the success of the Guarantor;

(xiii)	the accuracy and completeness of the statements made in the Deputy Secretary’s Certificate as at today’s date;

(xiv)	that, for United Kingdom tax purposes, each of the Guarantor and Diageo Capital plc is resident in, and only in, the United Kingdom;

(xv)	that each of the Securities represents “loan capital” for the purposes of section 79 of the Finance Act 1986 and none of the Securities is or includes interests in, or in dividends or other rights arising out of, or rights to allotments of or to subscribe for, or options to acquire, stocks, shares or loan capital which are paired with shares issued by a body corporate incorporated in the United Kingdom;

(xvi)	that the Indenture, the Guarantees and the Securities have the same meaning and effect as if they were governed by English law; and

(xvii)	since 3 August 1998, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.	The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.	The Indenture has been duly authorised by the Guarantor. The Indenture has been duly executed and delivered by the Guarantor.

3.	On the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indenture from being valid and binding obligations of the Guarantor.

4.	The statements in the registration statement filed on Form F-3 on 19 April 2018 (the “Registration Statement”) in the seventh sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of Debt Securities and Guarantees – Payment of Additional Amounts – Diageo and Diageo Capital” and in the sections headed “United Kingdom Taxation – United Kingdom Taxation of Shares and ADSs” and “United Kingdom Taxation – United Kingdom Taxation of Debt Securities”, insofar as they are summaries of United Kingdom tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Our reservations are as follows:

I.	Undertakings, covenants and indemnities contained in the Indenture or the Guarantees may not be enforceable before an English court insofar as they purport to require payment or reimbursement of (a) the costs of any unsuccessful litigation brought before an English court; or (b) any stamp duties.

II.	Insofar as any obligation under the Indenture, the Guarantees or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indenture, the Guarantees or the Securities.

IV.	The obligations of the Guarantor under or in respect of the Indenture, the Guarantees and the Securities will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

V.	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

VI.	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

VII.	The terms “legally binding” and “enforceable” as used in this opinion to describe an obligation mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

This opinion is addressed to you in connection with the filing of the Prospectus.

We consent to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Taxation – United Kingdom Taxation” and “Validity of Securities” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May